Exhibit 99.1

June 23, 2016

QVC Announces Refinancing of Bank Credit Facility
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- QVC, Inc. ("QVC") announced today the refinancing of its senior secured credit facility with a new amended and restated senior secured credit facility. The new senior secured credit facility is a multi-currency facility, provides a line of credit of up to $2.65 billion and replaces QVC's existing $2.25 billion bank credit facility. QVC is a wholly owned subsidiary of Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB).
The new credit facility includes a $400 million tranche on which Liberty Interactive's subsidiary zulily, llc is a co-borrower. The interest pricing for the new senior secured credit facility is the same as the previous credit facility, and the maturity on the majority of the new credit facility extends to June 23, 2021. QVC's maximum leverage ratio covenant under the new credit facility will be 3.5x, which is unchanged from the previous credit facility. Additionally, there is a combined zulily and QVC leverage covenant, which improves the overall interest rate under the new credit facility. The new credit facility is secured by the stock of QVC, Inc. and zulily, llc.

About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub and Evite, and minority interests in Time Warner, Liberty Broadband Corporation, Lending Tree and Charter Communications, Inc.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420
Source: Liberty Interactive Corporation